UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2016

EARTHLINK HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15605	46-4228084
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., Suite 900, Atlanta, Georgia      30309

(Address of principal executive offices)     (Zip Code)

(404) 815-0770

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report date)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In order to retain his services in light of his performance as Chief Executive Officer, the independent members of the Board of Directors and the Leadership and Compensation Committee of EarthLink Holdings Corp. (the “Company”) have approved an amended and restated employment agreement (the “new employment agreement”) with Joseph F. Eazor.  Mr. Eazor’s original employment agreement had a term of December 23, 2016.

The new employment agreement has a term of August 31, 2019. If the employment agreement is not terminated prior to the end of the term, the term automatically renews for an additional year. However, upon a “change in control,” the term automatically extends until 24 months following the “change in control”. The Company’s providing a notice of nonrenewal would permit Mr. Eazor to terminate the employment agreement for “good reason.” The new employment agreement provides for a new annual base salary of $825,000 per year. The new employment agreement provides for a target incentive opportunity of 120% of his base salary, which is consistent with Mr. Eazor’s current target incentive opportunity.  Incentive payments are made only if the incentive criteria, as set by the Board of Directors, for the applicable annual period are met.  As provided in the new employment agreement, Mr. Eazor will be granted $3.35 million in value of equity awards at the time of the Company’s annual equity award grants, which equity awards will have terms consistent with the equity awards granted to other executive officers.  As an additional inducement to retain his services in light of his performance, the Company also will make a cash retention payment to Mr. Eazor of $2.6 million.  If Mr. Eazor were to terminate his employment with the Company without “good reason” or be terminated for “cause” before August 31, 2019, he would be required to repay the Company a portion of the retention payment calculated in accordance with the terms of the new employment agreement.  Additionally, if the Company were to have a “change in control” within the time period set forth in the new employment agreement, Mr. Eazor would be required to reimburse the cash retention payment to the Company.  The independent members of the Board of Directors and the Leadership and Compensation Committee took competitive market information into account when considering the terms of Mr. Eazor’s new employment agreement.

As was provided in his original employment agreement, if Mr. Eazor is terminated by the Company for any reason other than for “cause,” or Mr. Eazor terminates his employment for “good reason”, Mr. Eazor will receive an amount equal to (i) 200% of the sum of his base salary and  his target bonus payment for the year in which the termination occurs less (ii) the amount of his non-compete payment (which is the sum of his base salary and annual target bonus for the year in which the termination of employment occurs).  This amount would be payable in a lump sum.  If Mr. Eazor’s employment is terminated on account of death or total disability, he will receive an amount equal to his base salary in a lump sum and his target bonus payment for the year in which he dies or is disabled in accordance with the bonus plan.  In either termination scenario, all outstanding equity awards would also immediately vest with the exception of those awards containing performance criteria for payment with a lapsed performance period.

Consistent with his original employment agreement, the new employment agreement restricts Mr. Eazor from competing, directly or indirectly, with the Company or soliciting certain employees and officers of the Company or its affiliates during the term of the new employment agreement and for a period of 12 months following his termination of employment.

The foregoing description of the new employment agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the new employment agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated August 12, 2016, between EarthLink Holdings Corp. and Joseph F. Eazor

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK HOLDINGS CORP.
(Registrant)

	By:	/s/ Louis M. Alterman
	Name:	Louis M. Alterman
	Title:	Executive Vice President,
Chief Financial Officer
Date: August 12, 2016

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated August 12, 2016, between EarthLink Holdings Corp. and Joseph F. Eazor